Independent Registered Public Accounting Firm’s Consent

We consent to the incorporation by reference in this Registration Statement of Chanticleer Holdings Inc. and Subsidiaries on Form S-1 of our report dated April 14, 2015 with respect to our audit of the consolidated balance sheet and related consolidated statement of operations and comprehensive loss, stockholders’ equity and cash flows of Chanticleer Holdings, Inc. and Subsidiaries as of December 31, 2014 and for the year then ended December 31, 2014. We also consent to the reference to our Firm under the heading “Experts” in such Prospectus, which is part of this Registration Statement.

/s/ Marcum llp

Marcum llp
New York, NY
October 28, 2016